Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-261240, 333-275843, No. 333-273044 and No. 333-281283) and Form S-8 (No. 333-293271, No. 333-208522, No. 333-214316, No. 333-224436, No. 333-232755, No. 333-252372, No. 333-262684, No. 333-269344, No. 333-277728, No. 333-284643 and No. 333-288874) of Ocean Power Technologies, Inc. (the “Company”), of our report dated August 19, 2026, relating to the fiscal years ended April 30, 2026 and 2025 consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended April 30, 2026.

/s/ Baker Tilly US, LLP

Dallas, Texas

August 19, 2026